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TABLE OF CONTENTS
TABLE OF CONTENTS

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-113500

PROSPECTUS SUPPLEMENT
(To prospectus dated September 15, 2004)

6,315,000 shares

Dyax Corp.

Common Stock

        We are offering 6,315,000 shares of our common stock.

        Our common stock is traded on the Nasdaq National Market under the symbol "DYAX". On May 19, 2005, the last reported sale price of our common stock was $4.46 per share.

        Deutsche Bank Securities Inc. and SG Cowen & Co., LLC have agreed to act as placement agents for the sale of up to 6,315,000 shares of our common stock. The placement agents are not required to sell any specific number or dollar amount of our common stock, but will use their best efforts to arrange for the sale of all 6,315,000 shares of common stock offered.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page S-4 of this prospectus supplement.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total
Public offering price	$4.00	$25,260,000
Placement agent fees	$0.24	$1,515,600
Proceeds to Dyax Corp. (before expenses)	$3.76	$23,744,400

        Delivery of the common stock to purchasers will be made on or about May 24, 2005.

Deutsche Bank Securities	SG Cowen & Co.

As Placement Agents

         May 19, 2005

        This prospectus supplement and the accompanying prospectus, dated September 15, 2004, relate to the offer by us of up to 6,315,000 shares of our common stock. You should read this prospectus supplement along with the accompanying prospectus carefully before making a decision to invest in our common stock. These documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the common stock offered hereby and the prospectus contains information about our securities generally. This prospectus supplement may add, update or change information in the prospectus. You should rely only on the information provided in this prospectus supplement and the accompanying prospectus or documents incorporated by reference in the accompanying prospectus. We have not authorized anyone to provide you with any other information.

S-i

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the "Risk Factors" section and our consolidated financial statements and the related notes and the other documents incorporated by reference in the accompanying prospectus.

About Dyax Corp.

        We are a biopharmaceutical company focused on the discovery, development and commercialization of novel biotherapeutics for unmet medical needs. We currently have two product candidates in or entering into Phase II clinical trials for three indications, and we are planning to initiate a Phase III trial of our lead product candidate, DX-88 for hereditary angioedema (HAE).

        We are studying DX-88, a novel kallikrein inhibitor discovered at Dyax, in collaboration with Genzyme Corporation for the treatment of HAE, a rare and life-threatening acute inflammatory disease. To date, we have successfully completed two Phase II trials in HAE using an intravenous route of administration of DX-88, and a third Phase II trial is ongoing. We have recently advanced an easier to administer subcutaneous formulation of DX-88 into a Phase I safety and pharmacokinetics study as part of this collaboration, and plan to initiate a pivotal, placebo-controlled, worldwide, multi-center Phase III trial of DX-88 in HAE in patients this year.

        Independently, we are also evaluating DX-88 for its potential to reduce blood loss and related complications during on-pump open-heart surgery, specifically coronary artery bypass graft, or CABG, surgery. We have successfully completed a Phase I/II trial in this indication, and we are in partnering discussions with respect to Phase II development. Currently we retain all commercial rights to DX-88 for surgical indications.

        DX-890, a novel human neutrophil elastase inhibitor discovered at Dyax, is being evaluated in Phase II clinical trials in Europe by Debiopharm S.A., our collaborator, for its potential in the treatment of cystic fibrosis (CF) a fatal genetic mutation that causes problems including progressive lung destruction and frequent infections. We are currently negotiating with Debiopharm to amend our collaboration to provide Debiopharm worldwide rights to develop DX-890 for CF and acute respiratory distress syndrome in exchange for royalties and milestones to us and the right for us to develop independently a pegylated form of DX-890 for other indications. Debiopharm has completed two Phase IIa clinical trials with DX-890 in Europe, one in adult and one in pediatric cystic fibrosis patients, and has recently initiated a placebo-controlled Phase II clinical trial for CF.

        Both DX-88 and DX-890 have received orphan drug designation in the United States and the European Union for angioedema and CF, respectively. In addition, DX-88 has been granted Fast Track designation by the U.S. Food and Drug Administration, or FDA, for the treatment of HAE.

        We identified DX-88 and DX-890 using our patented phage display technology, which rapidly selects antibodies, peptides and small proteins that bind with high affinity and specificity to therapeutic targets. We are using this technology to build a pipeline of drug candidates that we may advance into clinical development on our own or in partnership with other companies. We are also leveraging phage display technology broadly by entering into collaborations and licenses with other biotechnology companies and research institutions. Currently, over 75 companies and research institutions, including Amgen Inc., Biogen Idec, Genzyme Corporation, ImClone Systems, Inc., Human Genome Sciences, Inc., MedImmune, Inc. and Tanox Inc., have licenses to use our phage display technology and phage-derived compounds to research and develop therapeutic, in vitro diagnostic, and other products.

This licensing program is structured to generate revenues through research funding, license fees, technical and clinical milestone payments and royalties.

        We have accumulated losses since inception as we have invested in the development of our therapeutic product candidates and in our ongoing research and discovery programs. We seek to offset some of these research and development costs by generating revenue from the partnering of our portfolio of product candidates and by leveraging our phage display technology. We do not expect to generate profits until therapeutic products from our development portfolio reach the market. Obtaining regulatory approvals to market therapeutic products is a long and arduous process. While we cannot currently predict with any accuracy when, if ever, we will obtain such approvals, if the planned Phase III trial is successfully completed on schedule, we currently anticipate commencing the filing of a biologics license application (BLA) for DX-88 for the treatment of HAE in 2006 and obtaining market approval in the United States and the European Union in 2007.

THE OFFERING

Shares of offered in this offering	6,315,000 shares
Common shares to be outstanding after this offering	37,912,246 shares
Use of proceeds	For general corporate purposes, including working capital, see "Use of Proceeds" on page S-18.
Nasdaq National Market Symbol	DYAX

        The information above is based on 31,597,246 shares of common stock outstanding as of May 17, 2005, and does not include, as of that date:

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  3,636,081 shares of our common stock issuable upon exercise of stock options outstanding as of May 18, 2005 at a weighted average exercise price of $7.548 per share;

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  7,535,487 shares of common stock reserved for issuance under our 1995 Equity Incentive Plan as of May 18, 2005 of which 3,899,406 shares remained available for future grant; and

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  192,835 shares of common stock reserved for issuance under our 1998 Employee Stock Purchase Plan as of May 18, 2005.

RISK FACTORS

        You should carefully consider the risks described below and all other information contained in or incorporated by reference into this prospectus supplement before making an investment decision. If any of the following risks, as well as other risks and uncertainties that are not yet identified or that we currently think are not material, actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the value of our common stock could decline, and you may lose part or all of your investment.

Risks Related to Our Business

We have a history of operating losses and expect to incur significant additional operating losses.

        We have incurred operating losses since our inception in 1989. As of March 31, 2005, we had an accumulated deficit of approximately $159.8 million. We expect to incur substantial additional operating losses over the next several years as our research, development, pre-clinical testing and clinical trial activities increase, particularly with respect to our current product candidates, DX-88 and DX-890. We have not generated any revenue from product sales to date, and it is possible that we will never have significant, if any, product sales revenue.

        Currently, we generate revenue from collaborators through research and development funding and through license and maintenance fees that we receive in connection with the licensing of our phage display technology. We expect to continue to be dependent upon revenue generated from our collaborative arrangements and our licensing efforts over the next several years.

        To become profitable, we, either alone or with our collaborators, must successfully develop, manufacture and market our current product candidates, DX-88 and DX-890, and other products and continue to leverage our phage display technology to generate research funding and licensing revenue. It is possible that we will never have significant product sales revenue or receive significant royalties on our licensed product candidates or licensed technology.

We may be unable to raise the capital that we will need to sustain our operations.

        We expect that existing cash (exclusive of the proceeds from this offering), cash equivalents, and short-term investments plus anticipated cash flow from product development, license fees and collaborations will be sufficient to support our current operating plans into 2006. We may, however, need or choose to raise additional funds before then. We will need additional funds if our cash requirements exceed our current expectations or if we generate less revenue than we expect.

        Our future capital requirements will depend on many factors, including:

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  the progress of our drug discovery and development programs;

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  our ability to develop and commercialize our product candidates;

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  maintaining or expanding our existing collaborative and license arrangements and entering into additional ones;

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  the progress of the development and commercialization of milestone and royalty-bearing compounds by our collaborators and licensees;

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  our decision to manufacture materials used in our product candidates;

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  competing technological and market developments;

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  costs of defending our patents and other intellectual property rights; and

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  the amount and timing of additional capital equipment purchases.

        We also may seek additional funding through collaborative arrangements and public or private financings. We may not be able to obtain financing on acceptable terms or at all or we may not be able to enter into additional collaborative arrangements. In addition, the terms of any financing may adversely affect the holdings or the rights of our stockholders. If we are unable to obtain funding on a timely basis, we may be required to curtail significantly one or more of our research or development programs. We also could be required to seek funds through arrangements with collaborators or others that may require us to relinquish rights to some of our technologies, product candidates or products that we would otherwise pursue on our own.

Our biopharmaceutical or diagnostic product candidates must undergo rigorous clinical trials and regulatory approvals, which could substantially delay or prevent their development or marketing.

        Any biopharmaceutical or diagnostic product that we develop will be subject to rigorous clinical trials and an extensive regulatory approval process implemented by the Food and Drug Administration (FDA) and analogous foreign regulatory agencies. This approval process is typically lengthy and expensive, and approval is never certain. Positive results from pre-clinical studies and early clinical trials do not ensure positive results in late stage clinical trials designed to permit application for regulatory approval. We do not know when, or if, our current clinical trials will be completed. We also cannot accurately predict when other planned clinical trials will begin or be completed. Many factors affect patient enrollment, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, alternative therapies, competing clinical trials and new drugs approved for the conditions we are investigating. For example, three other companies are conducting clinical trials of treatments for HAE and have announced plans for future trials that are seeking or likely to seek patients with HAE. In addition, competition for patients in cardiovascular disease trials is particularly intense because of the limited number of leading cardiologists and the geographic concentration of major clinical centers. As a result of all of these factors, our trials may take longer to enroll patients than we anticipate. Such delays may increase our costs and slow down our product development and the regulatory approval process. Our product development costs will also increase if we need to perform more or larger clinical trials than planned. The occurrence of any of these events will delay our ability to generate revenue from product sales and impair our ability to become profitable, which may cause us to have insufficient capital resources to support our operations.

        Because of the risks and uncertainties in biopharmaceutical development, products that we or our collaborators develop could take a significantly longer time to gain regulatory approval than we expect or may never gain approval. If we or our collaborators do not receive these necessary approvals, we will not be able to generate substantial product or royalty revenues and may not become profitable. We and our collaborators may encounter significant delays or excessive costs in our efforts to secure regulatory approvals. Factors that raise uncertainty in obtaining these regulatory approvals include the following:

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  we must demonstrate through clinical trials that the proposed product is safe and effective for its intended use;

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  we have limited experience in conducting the clinical trials necessary to obtain regulatory approval; and

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  data obtained from pre-clinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approvals.

        Regulatory authorities may delay, suspend or terminate clinical trials at any time if they believe that the patients participating in trials are being exposed to unacceptable health risks or if they find deficiencies in the clinical trial procedures. Our Investigational New Drug Applications for our recombinant protein DX-88, for example, were placed on clinical hold by the FDA in May 2004, following the FDA's evaluation of certain animal test data submitted by us. Although the study was allowed to continue, we were required by the FDA to conduct additional testing at additional expense, and there is no guarantee that we would be able to resolve similar issues in the future, either as quickly, or at all. In addition, our or our collaborators' failure to comply with applicable regulatory requirements may result in criminal prosecution, civil penalties and other actions that could impair our ability to conduct our business.

        We plan to initiate a Phase III clinical trial of DX-88 for the treatment of HAE this year. Before filing a biologics license application (BLA) for marketing approval of this product in this indication, which we plan to initiate in 2006, we will need to complete this Phase III trial. HAE is an indication with a particularly small patient population, and our planned Phase III trial may, for this or any of the other reasons described above, take longer than anticipated to initiate and/or to complete.

We lack experience in conducting clinical trials, handling regulatory processes, and conducting sales and marketing activities, any or all of which may adversely affect our ability to commercialize any biopharmaceuticals that we may develop.

        We have hired experienced clinical development, regulatory, and marketing staff to develop and supervise our clinical trials, regulatory processes, and sales and marketing activities. However, we will remain dependent upon third party contract research organizations to carry out some of our clinical and pre-clinical research studies for the foreseeable future. As a result, we have had and will continue to have less control over the conduct of the clinical trials, the timing and completion of the trials, the required reporting of adverse events and the management of data developed through the trial than would be the case if we were relying entirely upon our own staff. Communicating with outside parties can also be challenging, potentially leading to mistakes as well as difficulties in coordinating activities. Outside parties may have staffing difficulties, may undergo changes in priorities or may become financially distressed, adversely affecting their willingness or ability to conduct our trials. We may also experience unexpected cost increases that are beyond our control. Problems with the timeliness or quality of the work of a contract research organization may lead us to seek to terminate the relationship and use an alternative service provider. However, changing our service provider may be costly and may delay our trials, and contractual restrictions may make such a change difficult or impossible. Additionally, it may be impossible to find a replacement organization that can conduct our trials in an acceptable manner and at an acceptable cost.

        Similarly, we may be unable to enter into third party arrangements for the marketing and sale of biopharmaceuticals on acceptable terms. For certain products, we may incur substantial expenses to develop our own marketing and sales force in order to commercialize our biopharmaceuticals and our efforts may not be successful or the product may not be approved.

        As a result we may experience delays in the commercialization of our biopharmaceuticals and we may be unable to compete effectively.

Because we currently lack the resources, capability and experience necessary to manufacture biopharmaceuticals, we will depend on third parties to perform this function, which may adversely affect our ability to commercialize any biopharmaceuticals we may develop.

        We do not currently operate manufacturing facilities for the clinical or commercial production of biopharmaceuticals. We also lack the resources, capability and experience necessary to manufacture biopharmaceuticals. As a result, we will depend on collaborators, partners, licensees and other third parties to manufacture clinical and commercial scale quantities of our biopharmaceutical candidates. If we enter into these types of third party arrangements, then we will be dependent on the efforts of others, which if not successful could result in decreased revenue to us.

        To date we have identified only a few facilities that are capable of producing material for pre-clinical and clinical studies and we cannot assure you that they will be able to supply sufficient clinical materials during the clinical development of our biopharmaceutical candidates. There is no assurance that contractors will have the capacity to manufacture or test our products at the required scale and within the required time frame. There is no assurance that the supply of clinical materials can be maintained during the clinical development of our biopharmaceutical candidates. We will also be dependent on contract manufacturers to produce and test any biopharmaceuticals that are approved for market.

We are substantially dependent on our collaborator's ability to successfully and timely complete clinical trials and obtain regulatory approval to market DX-890 for cystic fibrosis. Our business may be materially harmed and our stock price adversely affected if regulatory approval of DX-890 is not obtained or is substantially delayed.

        Under our existing collaboration agreement for the development of DX-890, Debiopharm S.A. is responsible for the management of the pre-clinical and clinical development of DX-890. Consequently, the success of the DX-890 development program is largely dependent on Debiopharm's ability to demonstrate positive results in pre-clinical and clinical trials designed to permit application for regulatory approval of DX-890 as a treatment for cystic fibrosis. To date, Debiopharm's progress has been slower than expected, especially with regard to achieving its milestones under the agreement. In the event that Debiopharm is unable to successfully complete pre-clinical and clinical trials in a timely fashion, our business may be materially harmed and our stock price adversely affected. In addition, depending on the development strategy we pursue, we may be unable to use some or all of our existing data on DX-890 in this indication.

        As a result of these issues, we are currently negotiating with Debiopharm to amend our collaboration agreement in order to provide Debiopharm worldwide rights to independently develop and commercialize DX-890 for cystic fibrosis and acute respiratory distress syndrome (known as ARDS). Under the proposed amendment, we would receive milestones and royalties from Debiopharm in connection with the ongoing development of DX-890. Additionally, independent of Debiopharm, we have developed a long-acting pegylated form of DX-890 (known as PEG-DX-890), and are exploring the potential for advancing this compound into development for certain other pulmonary indications, which could include chronic obstructive pulmonary disease (known as COPD) and alpha-1 antitrypsin deficiency. Any such development would involve significant additional costs.

Product liability and other claims against us may reduce demand for our product candidates or result in substantial damages.

        We face an inherent risk of product liability exposure related to testing our product candidates in human clinical trials and will face even greater risks if we sell our product candidates commercially. An individual may bring a product liability claim against us if one of our product candidates causes, or merely appears to have caused, an injury. Moreover, in some of our clinical trials, we test our product candidates in indications where the onset of certain symptoms or "attacks" could be fatal. Although the protocols for these trials include emergency treatments in the event a patient appears to be suffering a potentially fatal incident, patient deaths may nonetheless occur. As a result, we may face additional liability if are found or alleged to be responsible for any such deaths.

        These types of product liability claims may result in:

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  decreased demand for our product candidates;

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  injury to our reputation;

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  withdrawal of clinical trial volunteers;

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  related litigation costs; and

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  substantial monetary awards to plaintiffs.

If we fail to establish and maintain strategic license, research and collaborative relationships, or if our collaborators are not able to successfully develop and commercialize product candidates, our ability to generate revenues could be adversely affected.

        Our business strategy includes leveraging some of our product candidates, as well as our proprietary phage display technology, through collaborations and licenses that are structured to generate revenues through license fees, technical and clinical milestone payments, and royalties. For us to continue to receive any significant payments from our licenses and collaborations, the relevant product candidates must advance through clinical trials, establish safety and efficacy, and achieve regulatory approvals and market acceptance. In general, however, under our existing license and collaboration agreements, our licensees and collaborators:

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  are not obligated to develop or market product candidates discovered using our phage display technology;

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  may pursue alternative technologies or develop competing products;

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  control many of the decisions with respect to research, clinical trials and commercialization of product candidates we discover or develop with them;

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  may terminate their collaborative arrangements with us under specified circumstances, including, for example, a change of control, with short notice; and

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  may disagree with us as to whether a milestone or royalty payment is due or as to the amount that is due under the terms of our collaborative arrangements.

        We cannot assure you that we will be able to maintain our current licensing and collaborative efforts nor can we assure the success of any current or future licensing and collaborative relationships. If any significant portion of our licensing and collaborative efforts fails, our business and financial condition would be materially harmed.

We and our collaborators may not be able to gain market acceptance of our biopharmaceuticals, which could adversely affect our revenues.

        We cannot be certain that any of our biopharmaceutical candidates, even if successfully approved, will gain market acceptance among physicians, patients, healthcare payors, pharmaceutical manufacturers or others. We may not achieve market acceptance even if clinical trials demonstrate safety and efficacy of our biopharmaceutical candidates and the necessary regulatory and reimbursement approvals are obtained. The degree of market acceptance of our biopharmaceutical candidates will depend on a number of factors, including:

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  their clinical efficacy and safety;

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  their cost-effectiveness;

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  their potential advantage over alternative treatment methods;

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  their marketing and distribution support;

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  reimbursement policies of government and third-party payors; and

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  market penetration and pricing strategies of competing and future products.

        If our products do not achieve significant market acceptance, our revenues could be adversely affected.

Competition and technological change may make our potential products and technologies less attractive or obsolete.

        We compete in industries characterized by intense competition and rapid technological change. New developments occur and are expected to continue to occur at a rapid pace. Discoveries or commercial developments by our competitors may render some or all of our technologies, products or potential products obsolete or non-competitive.

        Our principal focus is on the development of therapeutic products. We will conduct research and development programs to develop and test product candidates and demonstrate to appropriate regulatory agencies that these products are safe and effective for therapeutic use in particular indications. Therefore our principal competition going forward, as further described below, will be companies who either are already marketing products in those indications or are developing new products for those indications. Many of our competitors have greater financial resources and experience than we do.

        For DX-88 as a treatment for HAE, our principal competitors include ZLB Behring, Jerini AG, Pharming Group N.V., and Lev Pharmaceuticals, Inc. ZLB Behring currently markets plasma-derived C1 esterase inhibitor products that are approved for the treatment of HAE in Europe. Jerini has received Fast Track and orphan drug designation from the FDA for its bradykinin receptor antagonist for the treatment of HAE and initiated Phase III clinical trials for HAE in both the United States and Europe. Pharming is developing a transgenic human C1 inhibitor for the treatment of HAE and has announced that it has completed a Phase II clinical trial with positive results, is conducting a pivotal Phase III clinical trial in Europe and is initiating a Phase II clinical trial in the United States. Lev Pharmaceuticals, whose product candidate is a plasma derived C1 esterase inhibitor, filed an IND with the FDA to begin a Phase III clinical trial of C1 esterase inhibitor for the treatment of HAE and has initiated this Phase III trial. Lev Pharmaceuticals has received orphan drug designation from the FDA for this product candidate. Other competitors include companies that market and develop corticosteroid drugs or other anti-inflammatory compounds.

        For DX-88 as a treatment for CABG surgery patients, our principle competitor is Bayer AG, which currently markets aprotinin under the name Trasylol® for reduction of blood loss in CABG patients. A number of other companies, including Alexion Pharmaceuticals, Inc., Avant Immunotherapeutics, Inc. and Zymogenetics, Inc., are developing additional products to reduce the complications associated with cardiopulmonary bypass procedures.

        For our DX-890 product candidate, companies with marketed products for the treatment of cystic fibrosis include Genentech, Inc., which produces Pulmozyme®, and Chiron Corporation, which produces TOBI®. In addition, a number of companies are developing products for the treatment of cystic fibrosis, including Inspire Pharmaceuticals Inc., Genaera Corporation, Targeted Genetics Corporation and BCY LifeSciences, Inc. A number of other companies are also developing neutrophil elastase inhibitors for broader indications. These include Ono Pharmaceuticals, Teijin Institute for Bio-medical Research, Arriva Pharmaceuticals, Inc., and Ivax Corporation.

        For potential oncology product candidates coming out of our biopharmaceutical discovery and development programs, our potential competitors include numerous pharmaceutical and biotechnology companies, most of which have substantially greater financial resources and experience than we do.

        In addition, most large pharmaceutical companies seek to develop orally available small molecule compounds against many of the targets for which others and we are seeking to develop antibody, peptide and/or small protein products, which typically must be administered via infusion or injection.

        Our phage display technology is one of several technologies available to generate libraries of compounds that can be used to discover and develop new antibody, peptide and/or small protein products. The primary competing technology platforms that pharmaceutical, diagnostics and biotechnology companies use to identify antibodies that bind to a desired target are transgenic mouse technology and the humanization of murine antibodies derived from hybridomas. Abgenix Inc., Medarex Inc., Genmab A/S, and Protein Design Labs, Inc. are leaders in these technologies. Further, we license our phage display patents and libraries to other parties in the fields of therapeutics and diagnostic products on a non-exclusive basis. Our licensees may compete with us in the development of specific therapeutic and diagnostic products. In particular, Cambridge Antibody Technology Group plc (CAT), Morphosys AG, and BioInvent International AB, all of which have licenses to our base technology, compete with us, both to develop therapeutics and to offer research services to larger pharmaceutical and biotechnology companies. Biosite Incorporated, which is also a patent licensee of ours, has partnered with Medarex, Inc. to combine phage display technology with transgenic mouse technology to create antibody libraries derived from the RNA of immunized mice. Other companies are attempting to develop new antibody engineering technology. These include CAT, which is developing ribosomal display technology and antibody mimics, Diversa Corp., which is developing combinatorial arrays for large-scale screening of antibodies, our patent licensee Domantis Limited, which makes single domain antibody libraries, and Novagen, Inc., which is developing cDNA display technology.

        In addition, we may experience competition from companies that have acquired or may acquire technology from universities and other research institutions. As these companies develop their technologies, they may develop proprietary positions that may prevent us from successfully commercializing our products.

Our success depends significantly upon our ability to obtain and maintain intellectual property protection for our products and technologies and third parties not obtaining patents that would prevent us from commercializing any of our products.

        We face risks and uncertainties related to our intellectual property rights. For example:

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  we may be unable to obtain or maintain patent or other intellectual property protection for any products or processes that we may develop;

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  third parties may obtain patents covering the manufacture, use or sale of these products, which may prevent us from commercializing any of our products under development globally or in certain regions; or

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  our patents or any future patents that we may obtain may not prevent other companies from competing with us by designing their products or conducting their activities so as to avoid the coverage of our patents.

        Our phage display patent rights are central to our non-exclusive patent licensing program. As part of that licensing program, we generally seek to negotiate a phage display license agreement with parties practicing technology covered by our patents. In countries where we do not have and/or have not applied for phage display patent rights, we will be unable to prevent others from using phage display or developing or selling products or technologies derived using phage display. In addition, in jurisdictions where we have phage display patent rights, we may be unable to prevent others from selling or importing products or technologies derived elsewhere using phage display. Any inability to protect and enforce our phage display patent rights, whether by licensing or any invalidity of our patents or otherwise, would negatively affect our research and revenues.

        In all of our activities, we also rely substantially upon proprietary materials, information, trade secrets and know-how to conduct our research and development activities and to attract and retain collaborators, licensees and customers. Although we take steps to protect our proprietary rights and information, including the use of confidentiality and other agreements with our employees and consultants and in our academic and commercial relationships, these steps may be inadequate, these agreements may be violated, or there may be no adequate remedy available for a violation. Also, our trade secrets or similar technology may otherwise become known to, or be independently developed or duplicated by, our competitors.

        Before we and our collaborators can market some of our processes or products, we and our collaborators may need to obtain licenses from other parties who have patent or other intellectual property rights covering those processes or products. Third parties have patent rights related to phage display, particularly in the area of antibodies. While we have gained access to key patents in the antibody area through the cross licenses with Affimed Therapeutics AG, Affitech AS, Biosite Incorporated, Genentech, Inc., XOMA Ireland Limited and Cambridge Antibody Technology Limited, other third party patent owners may contend that we need a license or other rights under their patents in order for us to commercialize a process or product. In addition, we may choose to license patent rights from other third parties. In order for us to commercialize a process or product, we may need to license the patent rights of other parties. If a third party does not offer us a needed license or offers us a license only on terms that are unacceptable, we may be unable to commercialize one or more of our products. If a third party does not offer a needed license to our collaborators and as a result our collaborators stop work under their agreement with us, we might lose future milestone payments and royalties. If we decide not to seek a license, or if licenses are not available on reasonable terms, we may become subject to infringement claims or other legal proceedings, which could result in substantial legal expenses. If we are unsuccessful in these actions, adverse decisions may prevent us from commercializing the affected process or products.

        We seek affirmative rights of license or ownership under existing patent rights relating to the phage display technology of others. For example, through our patent licensing program, we have secured a limited freedom to practice some of these patent rights pursuant to our standard license agreement, which contains a covenant by the licensee that it will not sue us under certain of the licensee's phage display improvement patents. We cannot guarantee, however, that we will be successful in enforcing any agreements from our licensees, including agreements not to sue under their phage display improvement patents, or in acquiring similar agreements in the future, or that we will be able to obtain commercially satisfactory licenses to the technology and patents of others. If we cannot obtain and maintain these licenses and enforce these agreements, this could have a negative effect on our business.

Proceedings to obtain, enforce or defend patents and to defend against charges of infringement are time consuming and expensive activities. Unfavorable outcomes in these proceedings could limit our patent rights and our activities, which could materially affect our business.

        Obtaining, protecting and defending against patent and proprietary rights can be expensive. For example, if a competitor files a patent application claiming technology also invented by us, we may have to participate in an expensive and time-consuming interference proceeding before the U.S. Patent and Trademark Office to address who was first to invent the subject matter of the claim and whether that subject matter was patentable. Moreover, an unfavorable outcome in an interference proceeding could require us to cease using the technology or to attempt to license rights to it from the prevailing party. Our business would be harmed if a prevailing third party does not offer us a license on terms that are acceptable to us.

        In patent offices outside the United States, we may be forced to respond to third party challenges to our patents. For example, our first phage display patent in Europe, European Patent No. 436,597, known as the 597 Patent, was ultimately revoked in 2002 in proceedings in the European Patent Office. We have two divisional patent applications of the 597 Patent pending in the European Patent Office. We will not be able to prevent other parties from using our phage display technology in Europe if the European Patent Office does not grant us another patent. We cannot be assured that we will prevail in the prosecution of either of these patent applications.

        The issues relating to the validity, enforceability and possible infringement of our patents present complex factual and legal issues that we periodically reevaluate. Third parties have patent rights related to phage display, particularly in the area of antibodies. While we have gained access to key patents in the antibody area through our cross-licensing agreement with Affimed, Affitech, Biosite, Genentech, XOMA and CAT, other third party patent owners may contend that we need a license or other rights under their patents in order for us to commercialize a process or product. In addition, we may choose to license patent rights from third parties. While we believe that we will be able to obtain any needed licenses, we cannot assure you that these licenses, or licenses to other patent rights that we identify as necessary in the future, will be available on reasonable terms, if at all. If we decide not to seek a license, or if licenses are not available on reasonable terms, we may become subject to infringement claims or other legal proceedings, which could result in substantial legal expenses. For example, George Pieczenik and I.C. Technologies America, Inc. have sued us in a variety of patent infringement actions since 1999, all of which have been dismissed and no appeals are pending at this time. If we are unsuccessful in these actions, adverse decisions may prevent us from commercializing the affected process or products. Moreover, if we are unable to maintain the covenants with regard to phage display improvements that we obtain from our licensees through our patent licensing program and the licenses that we have obtained to third party phage display patent rights it could have a material adverse effect on our business.

        We incurred substantial costs as a result of the Pieczenik litigation and we would expect to incur substantial costs in connection with any other litigation or patent proceeding. In addition, our management's efforts would be diverted, regardless of the results of the litigation. An unfavorable result could subject us to significant liabilities to third parties, require us to cease manufacturing or selling the affected products or using the affected processes, require us to license the disputed rights from third parties or result in awards of substantial damages against us. Our business will be harmed if we cannot obtain a license, can obtain a license only on terms we consider to be unacceptable or if we are unable to redesign our products or processes to avoid infringement.

        In all of our activities, we substantially rely on proprietary materials and information, trade secrets and know-how to conduct research and development activities and to attract and retain collaborative partners, licensees and customers. Although we take steps to protect these materials and information, including the use of confidentiality and other agreements with our employees and consultants in both academic and commercial relationships, we cannot assure you that these steps will be adequate, that these agreements will not be violated, or that there will be an available or sufficient remedy for any such violation, or that others will not also develop similar proprietary information.

Our revenues and operating results have fluctuated significantly in the past, and we expect this to continue in the future.

        Our revenues and operating results have fluctuated significantly on a quarter to quarter basis. We expect these fluctuations to continue in the future. Fluctuations in revenues and operating results will depend on:

  •
  the timing of our increased research and development expenses;

  •
  the establishment of new collaborative and licensing arrangements;

  •
  the timing and results of clinical trials;

  •
  the development and marketing programs of current and prospective collaborators; and

  •
  the completion of certain milestones.

        If the revenues we receive are less than the revenues we expect for a given fiscal period, then we may be unable to reduce our expenses quickly enough to compensate for the shortfall. Our revenues in any period are not a reliable indicator of our future performance. In addition, our fluctuating revenues and operating results may fail to meet the expectations of securities analysts or investors. Our failure to meet these expectations may cause the price of our common stock to decline.

If we lose or are unable to hire and retain qualified personnel, then we may not be able to develop our products or processes.

        We are highly dependent on qualified scientific and management personnel, and we face intense competition from other companies and research and academic institutions for qualified personnel. If we lose an executive officer, a manager of one of our principal business units or research programs, or a significant number of any of our staff or are unable to hire and retain qualified personnel, then our ability to develop and commercialize our products and processes may be delayed or prevented.

We use and generate hazardous materials in our business, and any claims relating to the improper handling, storage, release or disposal of these materials could be time-consuming and expensive.

        Our phage display research and development involves the controlled storage, use and disposal of chemicals and solvents, as well as biological and radioactive materials. We are subject to foreign, federal, state and local laws and regulations governing the use, manufacture and storage and the handling and disposal of materials and waste products. Although we believe that our safety procedures for handling and disposing of these hazardous materials comply with the standards prescribed by laws and regulations, we cannot completely eliminate the risk of contamination or injury from hazardous materials. If an accident occurs, an injured party could seek to hold us liable for any damages that result and any liability could exceed the limits or fall outside the coverage of our insurance. We may not be able to maintain insurance on acceptable terms, or at all. We may incur significant costs to comply with current or future environmental laws and regulations.

We may have significant product liability exposure.

        We face exposure to product liability and other claims if products or processes are alleged to have caused harm. These risks are inherent in the testing, manufacturing and marketing of human therapeutic products. Although we currently maintain product liability insurance, we may not have sufficient insurance coverage, and we may not be able to obtain sufficient coverage at a reasonable cost. Our inability to obtain product liability insurance at an acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of any products that we or our collaborators develop. If we are sued for any injury caused by our products or processes, then our liability could exceed our product liability insurance coverage and our total assets.

Our business is subject to risks associated with international operations and collaborations.

        We receive product development and license fees from international collaborations. For the quarter ended March 31, 2005, we earned revenue of approximately $1.6 million from non-US based companies. All of our revenue contracts are paid in US dollars. We expect that international product development and license fees will continue to account for a significant percentage of our revenues for the foreseeable future. In addition, we have direct investments in subsidiaries located in the European Union. Our operations could be limited or disrupted, and the value of our direct investments may be diminished, by any of the following:

  •
  fluctuations in currency exchange rates;

  •
  the imposition of governmental controls;

  •
  less favorable intellectual property or other applicable laws;

  •
  the inability to obtain any necessary foreign regulatory approvals of products in a timely manner;

  •
  import and export license requirements;

  •
  political instability;

  •
  terrorist activities; and

  •
  difficulties in staffing and managing international operations.

        A portion of our business is conducted in currencies other than our reporting currency, the U.S. dollar. We recognize foreign currency gains or losses arising from our operations in the period in which we incur those gains or losses. As a result, currency fluctuations among the U.S. dollar and the currencies in which we do business have caused foreign currency transaction gains and losses in the past and will likely do so in the future. Because of the variability of currency exposures and the potential volatility of currency exchange rates, we may suffer significant foreign currency transaction losses in the future due to the effect of exchange rate fluctuations on our future operating results.

If we fail to maintain an effective system of internal controls in the future, we may not be able to accurately report our financial results or prevent fraud. As a result, investors may lose confidence in our financial reporting.

        The Sarbanes-Oxley Act of 2002 requires that we report annually on the effectiveness of our internal controls over financial reporting. Among other things, we must perform systems and processes evaluation and testing. We must also conduct an assessment of our internal controls to allow management to report on, and our independent registered public accounting firm to attest to, our assessment of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. In the future, our continued assessment, or the subsequent assessment by our independent registered public accounting firm, may reveal significant deficiencies or material weaknesses in our internal controls, which may need to be disclosed in future filings with the Securities and Exchange Commission (SEC). Disclosures of this type could cause investors to lose confidence in our financial reporting and may negatively affect the price of our common stock. Moreover, effective internal controls are necessary to produce reliable financial reports and to prevent fraud. If we have deficiencies in our internal controls over financial reporting, it may negatively impact our business and operations.

Compliance with changing regulation relating to corporate governance and public disclosure may result in additional expenses.

        Keeping abreast of, and in compliance with, changing laws, regulations, and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations, and revised NASDAQ Stock Market rules, have required an increased amount of management attention and external resources. We intend to invest all reasonably necessary resources to comply with evolving corporate governance and public disclosure standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

We may not succeed in acquiring technology and integrating complementary businesses.

        We may acquire additional technology and complementary businesses in the future. Acquisitions involve many risks, any one of which could materially harm our business, including:

  •
  the diversion of management's attention from core business concerns;

  •
  the failure to exploit effectively acquired technologies or integrate successfully the acquired businesses;

  •
  the loss of key employees from either our current business or any acquired businesses; and

  •
  the assumption of significant liabilities of acquired businesses.

        We may be unable to make any future acquisitions in an effective manner. In addition, the ownership represented by the shares of our common stock held by you will be diluted if we issue equity securities in connection with any acquisition. If we make any significant acquisitions using cash consideration, we may be required to use a substantial portion of our available cash. If we issue debt securities to finance acquisitions, then the debt holders would have rights senior to the holders of shares of our common stock to make claims on our assets and the terms of any debt could restrict our operations, including our ability to pay dividends on our shares of common stock. Acquisition financing may not be available on acceptable terms, or at all. In addition, we may be required to amortize significant amounts of intangible assets in connection with future acquisitions. We might also have to recognize significant amounts of goodwill that will have to be tested periodically for impairment. These amounts could be significant, which could harm our operating results.

Risks Related to This Offering

Our common stock may continue to have a volatile public trading price and low trading volume.

        The market price of our common stock has been highly volatile. Since our initial public offering in August 2000 through April 2005, the price of our common stock on the NASDAQ Stock Market has ranged between $54.12 and $1.05. We may experience significant price and volume fluctuations in the future for many reasons, some of which may be unrelated to our operating performance.

        Many factors may have a negative effect on the market price of our common stock, including:

  •
  public announcements by us, our competitors or others;

  •
  developments concerning proprietary rights, including patents and litigation matters;

  •
  publicity regarding actual or potential results with respect to products or compounds we or our collaborators are developing;

  •
  regulatory developments in both the United States and abroad;

  •
  public concern about the safety or efficacy of new technologies;

  •
  general market conditions and comments by securities analysts; and

  •
  quarterly fluctuations in our revenues and financial results.

We may issue additional equity securities and thereby materially and adversely affect the price of our common stock.

        We are not restricted from issuing additional equity securities. We are authorized to issue, without stockholder approval, up to 1,000,000 shares of preferred stock, none of which were outstanding as of March 31, 2005, in one or more series, which may give other stockholders dividend, conversion, voting, and liquidation rights, among other rights, which may be superior to the rights of holders of our common stock. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of our common stock. In addition, we are authorized to issue, without stockholder approval, up to 125,000,000 shares of common stock, of which 31,597,246 shares were outstanding as of May 17, 2005. If we issue additional equity securities, the price of our common stock may be materially and adversely affected.

Anti-takeover provisions in our governing documents and under Delaware law and our shareholder rights plan may make an acquisition of us more difficult.

        We are incorporated in Delaware. We are subject to various legal and contractual provisions that may make a change in control of us more difficult. Our board of directors has the flexibility to adopt additional anti-takeover measures.

        Our charter authorizes our board of directors to issue up to 1,000,000 shares of preferred stock and to determine the terms of those shares of stock without any further action by our stockholders. If the board of directors exercises this power to issue preferred stock, it could be more difficult for a third party to acquire a majority of our outstanding voting stock. Our charter also provides staggered terms for the members of our board of directors. This may prevent stockholders from replacing the entire board in a single proxy contest, making it more difficult for a third party to acquire control of us without the consent of our board of directors. Our equity incentive plans generally permit our board of directors to provide for acceleration of vesting of options granted under these plans in the event of certain transactions that result in a change of control. If our board of directors used its authority to accelerate vesting of options, then this action could make an acquisition more costly, and it could prevent an acquisition from going forward. Our shareholder rights plan could result in the significant dilution of the proportionate ownership of any person that engages in an unsolicited attempt to take over our company and, accordingly, could discourage potential acquirers.

        Section 203 of the Delaware General Corporation Law prohibits a corporation from engaging in a business combination with any holder of 15% or more of its capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction. Our board of directors could use this provision to prevent changes in management.

        The provisions described above, as well as other provisions in our charter and bylaws and under the Delaware General Corporation Law, may make it more difficult for a third party to acquire our company, even if the acquisition attempt was at a premium over the market value of our common stock at that time.

Our management will have broad discretion with respect to the use of proceeds of this offering.

        Our management will have broad discretion with respect to the use of proceeds of this offering. You will be relying on the judgment of our management regarding the application of the proceeds of this offering. The results and effectiveness of the use of proceeds is uncertain.

New investors will experience immediate and substantial dilution.

        The purchase price of the common stock offered by this prospectus supplement and the accompanying prospectus will be substantially higher than the tangible book value of our outstanding shares of common stock. Investors who purchase shares of common stock in this offering will therefore experience immediate and substantial dilution in the tangible net book value of their investment. See "Dilution" herein for a more detailed discussion of the dilution new investors will incur in this offering.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus, and the documents we incorporate by reference contain forward-looking statements. Generally, the forward-looking statements use words like "anticipate," "believe," "could," "estimate," "expect," "future," "intend," "may," "opportunity," "plan," "potential," "project," "will" and similar terms. Without limiting the foregoing, these forward-looking statements include statements about:

  •
  expected future revenues, operations and expenditures;

  •
  results of clinical trials and projected timetables for the preclinical and clinical development of, regulatory submissions and approvals for, and market introduction of, our product candidates, including our lead product candidate—DX-88 for HAE;

  •
  research and development programs;

  •
  projected cash needs;

  •
  assessments of competitors and potential competitors;

  •
  income tax benefits;

  •
  credit facilities; and

  •
  collaborations.

        Forward-looking statements involve risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward-looking statements in this offering memorandum or the documents we incorporate by reference. Many factors could cause or contribute to these differences, including the factors referred to above under the caption "Risk Factors." The forward-looking events discussed in this prospectus or any documents we incorporate by reference might not occur. Accordingly, you should not place undue reliance on our forward-looking statements.

        You should carefully read this prospectus, particularly the section entitled "Risk Factors," before you make an investment decision.

USE OF PROCEEDS

        We estimate that the net proceeds from this offering will be approximately $23.5 million after deducting the placement agent's fees and estimated offering expenses.

        We intend to use the net proceeds from this offering to fund our ongoing preclinical activities, clinical trials and operations, and for working capital and other general corporate purposes.

        We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to temporarily invest the proceeds in short-term interest bearing instruments.

DIVIDEND POLICY

        We have never declared or paid cash dividends on our capital stock. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

CAPITALIZATION

        The following table sets forth our consolidated cash, cash equivalents and short-term investments, and capitalization as of March 31, 2005:

  •
  on an actual basis; and

  •
  on an adjusted basis after giving effect to our sale of 6,315,000 shares of common stock offered hereby assuming a public offering price of $4.00 per share and after deducting the placement agents' fees of $1,515,600 and commissions and estimated offering expenses.

        You should read this table along with our historical consolidated financial statements and related notes and the other financial information included and incorporated by reference in this prospectus supplement and the accompanying prospectus.

As of March 31, 2005 (In thousands, except share data)	Actual	As adjusted
Cash, cash equivalents, and short-term investments	$49,481	$73,025

Current portion of long-term obligations	1,832	1,832

Obligation to related party	7,000	7,000
Long-term obligations	3,103	3,103
Stockholders' equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.01 par value; 125,000,000 shares authorized; 31,584,072 shares issued and outstanding, actual; and 37,899,072 shares issued and outstanding, as adjusted	316	379
Additional paid-in capital	198,595	222,076
Accumulated deficit	(159,803)	(159,803)
Accumulated other comprehensive income	511	511

Total stockholders' equity	39,619	63,163

Total Capitalization	$49,722	$73,266

DILUTION

        As of March 31, 2005, our unaudited net tangible book value was $37.3 million, or approximately $1.18 per share. Net tangible book value is total assets minus the sum of liabilities and intangible assets. Net tangible book value per share is net tangible book value divided by the total number of shares of common stock outstanding.

        Net tangible book value dilution per share to new investors represents the difference between the weighted average amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after completion of this offering. After giving effect to the sale of 6,315,000 shares of our common stock in this offering and deducting placement agent fees and our estimated offering expenses, our net tangible book value as of March 31, 2005 would have been $1.61 per share. This amount represents an immediate increase in net tangible book value of $0.43 per share to existing stockholders and an immediate dilution (on a weighted average basis) in net tangible book value of $2.39 per share to purchasers of common stock in this offering, as illustrated in the following table:

Public offering price per share of common stock		$4.00
Net tangible book value per share as of March 31, 2005	$1.18
Increase in net tangible book value per share after giving effect to this offering	$0.43

Pro forma net tangible book value per share as of March 31, 2005 after effect to the offering		$1.61

Dilution in net tangible book value per share to new investors		$2.39

        This table assumes no exercise of options to purchase 3,746,734 shares of common stock at a weighted average exercise price of $7.574 per share outstanding as of March 31, 2005. To the extent that options are exercised, there will be further dilution to new investors.

PLAN OF DISTRIBUTION

        Deutsche Bank Securities Inc. and SG Cowen & Co., LLC, referred to as the placement agents, have entered into a placement agency agreement with us in which they have agreed to act as placement agents in connection with the offering. Subject to the terms and conditions contained in the placement agency agreement, the placement agents are using their best efforts to introduce us primarily to selected institutional investors, accredited investors and other potential investors who will purchase the shares. The placement agents have no obligation to buy any of the shares from us nor are the placement agents required to arrange the purchase or sale of any specific number or dollar amount of the shares, but have agreed to use their best efforts to arrange for the sale of all of the shares.

        We have agreed to indemnify the placement agents and certain other persons against certain liabilities under the Securities Act of 1933, as amended. The placement agents have informed us that they will not engage in overallotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

        We have agreed to pay the placement agents a fee equal to 6.0% of the proceeds of this offering and to reimburse the placement agents for reasonable expenses that they incur in connection with the offering. The following table shows the per share and total fees we will pay to the placement agents assuming the sale of all of the shares offered pursuant to this prospectus supplement.

Per share	$0.24
Total	$1,515,600

        Because there is no minimum offering amount required as a condition to closing, the actual total may be less than the maximum amount set forth above.

        We and our officers, directors and certain of our stockholders have agreed to a 60-day "lock-up" with respect to our common shares and other of our securities that they beneficially own, including securities convertible into our common shares and securities that are exchangeable or exercisable for our common shares. This means that, subject to certain exceptions, for a period of 60 days following the closing of this offering, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of Deutsche Bank Securities Inc. and SG Cowen & Co., LLC.

        This is a brief summary of the material provisions of the placement agency agreement and does not purport to be a complete statement of its terms and conditions. A copy of the placement agency agreement will be filed with the SEC and incorporated by reference into the registration statement of which this prospectus supplement forms a part. See "Where You Can Find More Information" on page 15 of the accompanying prospectus.

LEGAL MATTERS

        Certain legal matters will be passed upon for us by Palmer & Dodge LLP, Boston, Massachusetts. Morrison & Foerster LLP, New York, New York will pass upon certain legal matters for the placement agents. Nathaniel S. Gardiner, a partner of Palmer & Dodge LLP, is our corporate secretary.

PROSPECTUS

DYAX CORP.

7,500,000 Shares

COMMON STOCK

        We may offer to the public shares of our common stock from time to time in one or more issuances.

        This prospectus provides you with a general description of our common stock. Each time we sell shares of our common stock we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" beginning on page 15 of this prospectus before you make your investment decision.

        Our common stock trades on the Nasdaq National Market under the symbol "DYAX."

        Investing in our common stock involves risks. See "Risk Factors" on page 2.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is September 15, 2004

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should rely only on the information that we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

Note Regarding Trademarks

        Dyax and the Dyax logo are registered trademarks of Dyax Corp. All other trademarks or service marks appearing in this prospectus and the documents we incorporate by reference are the property of their owners.

i

DYAX CORP.

        We are a biopharmaceutical company principally focused on the discovery, development and commercialization of antibody, protein and peptide based therapeutic products. We currently have two product candidates in or entering into Phase II clinical trials for three indications. DX-88 is being studied for the treatment of both hereditary angioedema and for the prevention of blood loss and other systemic inflammatory responses in on-pump open-heart surgery, and DX-890 is being studied for the treatment of cystic fibrosis. We also have a number of ongoing discovery programs using our proprietary and patented technology, known as phage display, to identify new compounds, especially antibodies, with potential for the treatment of various diseases. Through the use of our phage display technology, we plan to continue to invest in such programs in order to build a broad portfolio of product candidates that we can develop and commercialize either ourselves or with others. We believe that phage display can have the greatest potential impact on our business through its use in the discovery of proprietary biopharmaceuticals.

        We have accumulated losses since inception as we have invested in the development of our therapeutic product candidates and in our ongoing research and discovery programs. We seek to offset some of these research and development costs by generating revenue from the partnering of our portfolio of product candidates and by leveraging our phage display technology. The ways in which we can leverage our phage display technology include (i) performing funded research for collaborators using our phage display technology to identify compounds that can be used in therapeutics, diagnostic imaging, the development of research reagents, and in purifying and manufacturing biopharmaceuticals and (ii) licensing of our phage display patents and libraries. Our funded research collaborations and licensing agreements are structured to generate revenues through research funding, license fees, technical and clinical milestone payments and royalties.

        We do not expect to generate profits until therapeutic products from our development portfolio reach the market. Obtaining regulatory approvals to market therapeutic products is a long and arduous process. We cannot currently predict when, if ever, we will obtain such approvals.

        Our principal executive offices are located at 300 Technology Square, Cambridge, Massachusetts 02139 and our telephone number is (617) 225-2500.

RISK FACTORS

        Investing in our common stock involves risk. Before making an investment decision, you should read and carefully consider the factors described below, as well as other information we include or incorporate by reference in this prospectus or in any prospectus supplement.

We have a history of operating losses and expect to incur significant additional operating losses.

        We have incurred operating losses since our inception in 1989. As of June 30, 2004, we had an accumulated deficit of approximately $133.9 million. We expect to incur substantial additional operating losses over the next several years as our research, development, preclinical testing and clinical trial activities increase, particularly with respect to our current product candidates, DX-88 and DX-890. We have not generated any revenue from product sales to date, and it is possible that we will never have significant, if any, product sales revenue.

        Currently, we generate revenue from collaborators through research and development funding and through license and maintenance fees that we receive in connection with the licensing of our phage display technology. We expect to continue to be dependent upon revenue generated from our collaborative arrangements and our licensing efforts over the next several years.

        To become profitable, we, either alone with our collaborators, must successfully develop, manufacture and market our current product candidates, DX-88 and DX-890, and continue to leverage our phage display technology to generate research funding and licensing revenue. It is possible that we will never have significant product sales revenue or receive significant royalties on our licensed product candidates.

We may be unable to raise the capital that we will need to sustain our operations.

        We expect that existing cash and cash equivalents plus anticipated cash flow from product development, license fees and collaborations will be sufficient to support our current operating plans into 2006. We may, however, need to raise additional funds before then. We will need additional funds if our cash requirements exceed our current expectations or if we generate less revenue than we expect.

        Our future capital requirements will depend on many factors, including:

  •
  the progress of our drug discovery and development programs;

  •
  our ability to develop and commercialize our product candidates;

  •
  maintaining or expanding our existing collaborative and license arrangements and entering into additional ones;

  •
  the progress of the development and commercialization of milestone and royalty-bearing compounds by our collaborators and licensees;

  •
  our decision to manufacture materials used in our product candidates;

  •
  competing technological and market developments;

  •
  costs of defending our patents and other intellectual property rights; and

  •
  the amount and timing of additional capital equipment purchases.

        We also may seek additional funding through collaborative arrangements and public or private financings. We may not be able to obtain financing on acceptable terms or at all or we may not be able to enter into additional collaborative arrangements. In addition, the terms of any financing may adversely affect the holdings or the rights of our stockholders. If we are unable to obtain funding on a timely basis, we may be required to curtail significantly one or more of our research or development programs. We also could be required to seek funds through arrangements with collaborators or others that may require us to relinquish rights to some of our technologies, product candidates or products that we would otherwise pursue on our own.

Our biopharmaceutical or diagnostic product candidates must undergo rigorous clinical trials and regulatory approvals, which could substantially delay or prevent their development or marketing.

        Any biopharmaceutical or diagnostic product we develop will be subject to rigorous clinical trials and an extensive regulatory approval process implemented by the Food and Drug Administration (FDA) and analogous foreign regulatory agencies. This approval process is typically lengthy and expensive, and approval is never certain. Positive results from preclinical studies and early clinical trials do not ensure positive results in late stage clinical trials designed to permit application for regulatory approval. We may not be able to conduct clinical trials at preferred sites, enroll sufficient patients or begin or successfully complete clinical trials in a timely fashion, if at all. We expect to enter into contractual arrangements with collaborators and third parties to conduct clinical trials on our behalf. Any failure of these collaborators or third parties to perform may delay or terminate the trials.

        Because of the risks and uncertainties in biopharmaceutical development, products that we or our collaborators develop could take a significantly longer time to gain regulatory approval than we expect or may never gain approval. If we or our collaborators do not receive these necessary approvals, we will not be able to generate substantial product or royalty revenues and may not become profitable. We and our collaborators may encounter significant delays or excessive costs in our efforts to secure regulatory approvals. Factors that raise uncertainty in obtaining these regulatory approvals include the following:

  •
  we must demonstrate through clinical trials that the proposed product is safe and effective for its intended use;

  •
  we have limited experience in conducting the clinical trials necessary to obtain regulatory approval; and

  •
  data obtained from preclinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approvals.

        Regulatory authorities may delay, suspend or terminate clinical trials at any time if they believe that the patients participating in trials are being exposed to unacceptable health risks or if they find deficiencies in the clinical trial procedures. Our Investigational New Drug Applications for our recombinant protein DX-88, for example, were placed on clinical hold by the FDA in May 2004, following the FDA's evaluation of certain animal test data submitted by Dyax. The clinical hold was removed after approximately two weeks following a further review by the FDA of the data, but with a request that Dyax conduct additional animal studies. Although the FDA permitted the clinical studies to resume, this matter is not fully resolved given the request for further animal studies, nor is there any guarantee that we would be able to resolve similar issues in the future, either as quickly, or at all. In addition, our or our collaborators' failure to comply with applicable regulatory requirements may result in criminal prosecution, civil penalties and other actions that could impair our ability to conduct our business.

Because we currently lack the resources, capability and experience necessary to manufacture biopharmaceuticals, we will depend on third parties to perform this function, which may adversely affect our ability to commercialize any biopharmaceuticals we may develop.

        We do not currently operate manufacturing facilities for the clinical or commercial production of biopharmaceuticals. We also lack the resources, capability and experience necessary to manufacture biopharmaceuticals. As a result, we will depend on collaborators, partners, licensees and other third parties to manufacture clinical and commercial scale quantities of our biopharmaceuticals. If we enter into these types of third party arrangements, then we will be dependent on the efforts of others, which if not successful could result in decreased revenue to us.

        To date we have identified only a few facilities that are capable of producing material for preclinical and clinical studies and we cannot assure you that they will be able to supply sufficient clinical materials during the clinical development of our product candidates. There is no assurance that contractors will have the capacity to manufacture or test our products at the required scale and within the required time frame. There is no assurance that the supply of clinical materials can be maintained during the clinical development of our product candidates. We will also be dependent on contract manufacturers to produce and test any biopharmaceuticals that are approved for market.

We lack experience in conducting clinical trials, regulatory processes, and conducting sales and marketing activities, any or all of which may adversely impact our ability to commercialize any biopharmaceuticals that we may develop.

        We have hired experienced clinical development, regulatory, and marketing staff to develop and supervise clinical trials, regulatory processes, and sales and marketing activities. However, we will remain dependent upon third party contract research organizations to carry out some of our clinical and preclinical research studies for the foreseeable future. While we will seek to establish contracts with experienced, resourceful contractors who can carry out these activities efficiently, effectively, and quickly, we cannot assure that these third party contractors will perform as expected and required. Any failure to perform adequately may cause delays in one or more products and might lead to a failure to gain regulatory approval.

        Similarly, we may be unable to enter into third party arrangements for the marketing and sale of biopharmaceuticals on acceptable terms. For certain products, we may incur substantial expenses to develop our own marketing and sales force in order to commercialize our biopharmaceuticals and our efforts may not be successful or the product may not be approved.

        As a result we may experience delays in the commercialization of our biopharmaceuticals and we may be unable to compete effectively.

We are substantially dependent on our collaborator's ability to successfully and timely complete clinical trials and obtain regulatory approval to market one of our most advanced product candidates, DX-890. Our business may be materially harmed and our stock price adversely affected if regulatory approval of DX-890 is not obtained or is substantially delayed.

        Under our existing collaboration agreement for the development of DX-890, Debiopharm S.A. is responsible for the management of the non-clinical and clinical development of DX-890. Consequently, the success of the DX-890 development program is largely dependent on Debiopharm's ability to demonstrate positive results in non-clinical and clinical trials designed to permit application for regulatory approval of DX-890 as a treatment for cystic fibrosis. In the event that Debiopharm is unable to successfully and timely complete such studies, our business may be materially harmed and our stock price adversely affected.

        In order to assume greater control over the development of DX-890, it would be necessary to amend our existing collaboration agreement with Debiopharm. Such an amendment could potentially affect the financial structure of our collaboration with Debiopharm and cause Dyax to assume responsibility for costs incurred in connection with the development of DX-890, costs which are currently fully funded by Debiopharm.

If we fail to establish and maintain strategic license, research and collaborative relationships, or if our collaborators are not able to successfully develop and commercialize product candidates, our ability to generate revenues could be adversely affected.

        Our business strategy includes leveraging our proprietary phage display technology through collaborations and licenses that are structured to generate revenues through license fees, technical and clinical milestone payments, and royalties. For us to receive any significant milestone or royalty payments from our licensees and collaborators, they must advance product candidates through clinical trials, establish safety and efficacy, obtain regulatory approvals and achieve market acceptance of those products. In general, however, under our existing license and collaboration agreements, our licensees and collaborators:

  •
  are not obligated to develop or market product candidates discovered using our phage display technology;

  •
  may pursue alternative technologies or develop competing products;

  •
  control many of the decisions with respect to research, clinical trials and commercialization of product candidates we discover or develop with them;

  •
  may terminate their collaborative arrangements with us under specified circumstances with short notice; and

  •
  may disagree with us as to whether a milestone or royalty payment is due under the terms of our collaborative arrangements.

        We cannot assure you that we will be able to maintain our current licensing and collaborative efforts nor can we assure the success of any current or future licensing and collaborative relationships. If any significant portion of our licensing and collaborative efforts fail, our business and financial condition would be materially harmed.

We and our collaborators may not be able to gain market acceptance of our biopharmaceuticals, which could adversely affect our revenues.

        We cannot be certain that any of our biopharmaceutical candidates, even if successfully approved, will gain market acceptance among physicians, patients, healthcare payors, pharmaceutical manufacturers or others. We may not achieve market acceptance even if clinical trials demonstrate safety and efficacy of our biopharmaceutical and diagnostic products and the necessary regulatory and reimbursement approvals are obtained. The degree of market acceptance of our biopharmaceutical candidates will depend on a number of factors, including:

  •
  their clinical efficacy and safety;

  •
  their cost-effectiveness;

  •
  their potential advantage over alternative treatment methods;

  •
  their marketing and distribution support;

  •
  reimbursement policies of government and third-party payors; and

  •
  market penetration and pricing strategies of competing and future products.

If our products do not achieve significant market acceptance, our revenues could be adversely affected.

Competition and technological change may make our potential products and technologies less attractive or obsolete.

        We compete with major pharmaceutical and biotechnology companies that are pursuing forms of treatment or prevention for the diseases that we target. Many of our competitors have substantially greater financial and other resources than we do and are conducting extensive research and development activities. Other companies may succeed in developing products earlier than we do, obtaining regulatory approval for products more rapidly than we do, or developing products that are more effective or less costly than those we develop.

        For DX-88 as a treatment for hereditary angiodema, our competitors include Aventis Behring, which currently markets plasma-derived C1 esterase inhibitor products that are approved for the treatment of this disease in Europe. In addition, other competitors include Jerini AG, which is developing a bradykinin antagonist for the treatment of angioedema in Europe, companies developing recombinant or plasma-derived C1 inhibitors, such as Pharming Group N.V., as well as companies that market and develop corticosteroid drugs or other anti-inflammatory compounds.

        For DX-88 as a treatment for patients undergoing on-pump open-heart surgery during coronary artery bypass grafting surgery (CABG), our competitors include Bayer AG, which currently markets aprotinin, under the name Trasylol®, for reduction of blood loss in CABG patients. A number of companies, including Alexion Pharmaceuticals, Inc., Avant Immunotherapeutics, Inc. and Zymogenetics, Inc., are developing additional products to reduce the complications associated with cardiopulmonary bypass procedures.

        For our DX-890 product candidate, companies with marketed products for the treatment of cystic fibrosis include Genentech, Inc. and Chiron Corporation. In addition, a number of companies are developing products for the treatment of cystic fibrosis, including Inspire Pharmaceuticals Inc., Genaera Corporation, Targeted Genetics Corporation and BCY LifeSciences, Inc. A number of other companies are also developing neutrophil elastase inhibitors for broader indications. These include Ono Pharmaceuticals, Teijin Institute for Bio-medical Research, Arriva Pharmaceuticals, Inc., and Ivax Corporation.

        For potential oncology product candidates coming out of our biopharmaceutical discovery and development programs, our potential competitors include numerous pharmaceutical and biotechnology companies, most of which have substantially greater financial resources and experience than we do.

        In addition, most large pharmaceutical companies seek to develop orally available small molecule compounds against many of the targets for which others and we are seeking to develop protein, peptide, and/or antibody products.

        Our phage display technology is one of several technologies available to generate libraries of compounds that can be used to discover and develop new protein, peptide, and/or antibody products. The primary competing technology platforms that pharmaceutical, diagnostics and biotechnology companies use to identify antibodies that bind to a desired target are transgenic mouse technology and the humanization of murine antibodies derived from hybridomas. Abgenix Inc., Medarex Inc., Genmab A/S, and Protein Design Labs, Inc. are leaders in these technologies. Further, we license our phage display patents and libraries to other parties in the fields of therapeutics and in vitro diagnostic products on a non-exclusive basis. Our licensees may compete with us in the development of specific therapeutic and diagnostic products. In particular, Cambridge Antibody Technology Group plc (CAT), Morphosys AG, and BioInvent International AB, all of which have licenses to our base technology, compete with us, both to develop therapeutics and to offer research services to larger pharmaceutical and biotechnology companies. Biosite Incorporated, which is also a patent licensee of ours, has partnered with Medarex, Inc. to combine phage display technology with transgenic mouse technology to create antibody libraries derived from the RNA of immunized mice. Other companies are attempting to develop new antibody engineering technology. These include Phylos, Inc. and CAT, which are each developing ribosomal display technology and antibody mimics, Diversa Corp., which is developing combinatorial arrays for large-scale screening of antibodies, our patent licensee Domantis Limited, which makes single domain antibody libraries, and Novagen, Inc., which is developing cDNA display technology.

        In addition, we may experience competition from companies that have acquired or may acquire technology from universities and other research institutions. As these companies develop their technologies, they may develop proprietary positions that may prevent us from successfully commercializing our products.

Our success depends significantly upon our ability to obtain and maintain intellectual property protection for our products and technologies and third parties not obtaining patents that would prevent us from commercializing any of our products.

        We face risks and uncertainties related to our intellectual property rights. For example:

  •
  we may be unable to obtain or maintain patent or other intellectual property protection for any products or processes that we may develop;

  •
  third parties may obtain patents covering the manufacture, use or sale of these products, which may prevent us from commercializing any of our products under development globally or in certain regions; or

  •
  our patents or any future patents that we may obtain may not prevent other companies from competing with us by designing their products or conducting their activities so as to avoid the coverage of our patents.

        Our phage display patent rights are central to our non-exclusive patent licensing program. As part of that licensing program, we generally seek to negotiate a phage display license agreement with parties practicing technology covered by our patents. In countries where we do not have and/or have not applied for phage display patent rights, we will be unable to prevent others from using phage display or developing or selling products or technologies derived using phage display. In addition, in jurisdictions where we have phage display patent rights, we may be unable to prevent others from selling or importing products or technologies derived elsewhere using phage display. Any inability to protect and enforce our phage display patent rights, whether by licensing or any invalidity of our patents or otherwise, would negatively affect our research and revenues.

        In all of our activities, we also rely substantially upon proprietary materials, information, trade secrets and know-how to conduct our research and development activities and to attract and retain collaborators, licensees and customers. Although we take steps to protect our proprietary rights and information, including the use of confidentiality and other agreements with our employees and consultants and in our academic and commercial relationships, these steps may be inadequate, these agreements may be violated, or there may be no adequate remedy available for a violation. Also, our trade secrets or similar technology may otherwise become known to, or be independently developed or duplicated by, our competitors.

        Before we and our collaborators can market some of our processes or products, we and our collaborators may need to obtain licenses from other parties who have patent or other intellectual property rights covering those processes or products. Third parties have patent rights related to phage display, particularly in the area of antibodies. While we have gained access to key patents in the antibody area through the cross licenses with Affimed Therapeutics AG, Biosite Incorporated, Genentech, Inc., XOMA Ireland Limited and Cambridge Antibody Technology Limited, other third party patent owners may contend that we need a license or other rights under their patents in order for us to commercialize a process or product. In addition, we may choose to license patent rights from third parties. In order for us to commercialize a process or product, we may need to license the patent rights of other parties. If a third party does not offer us a needed license or offers us a license only on terms that are unacceptable, we may be unable to commercialize one or more of our products. If a third party does not offer a needed license to our collaborators and as a result our collaborators stop work under their agreement with us, we might lose future milestone payments and royalties. If we decide not to seek a license, or if licenses are not available on reasonable terms, we may become subject to infringement claims or other legal proceedings, which could result in substantial legal expenses. If we are unsuccessful in these actions, adverse decisions may prevent us from commercializing the affected process or products.

        We seek affirmative rights of license or ownership under existing patent rights relating to phage display technology of others. For example, through our patent licensing program, we have secured a limited freedom to practice some of these patent rights pursuant to our standard license agreement, which contains a covenant by the licensee that it will not sue us under certain of the licensee's phage display improvement patents. We cannot guarantee, however, that we will be successful in enforcing any agreements from our licensees, including agreements not to sue under their phage display improvement patents, or in acquiring similar agreements in the future, or that we will be able to obtain commercially satisfactory licenses to the technology and patents of others. If we cannot obtain and maintain these licenses and enforce these agreements, this could have a negative effect on our business.

Proceedings to obtain, enforce or defend patents and to defend against charges of infringement are time consuming and expensive activities. Unfavorable outcomes in these proceedings could limit our patent rights and our activities, which could materially affect our business.

        Obtaining, protecting and defending against patent and proprietary rights can be expensive. For example, if a competitor files a patent application claiming technology also invented by us, we may have to participate in an expensive and time-consuming interference proceeding before the U.S. Patent and Trademark Office to address who was first to invent the subject matter of the claim and whether that subject matter was patentable. Moreover, an unfavorable outcome in an interference proceeding could require us to cease using the technology or to attempt to license rights to it from the prevailing party. Our business would be harmed if a prevailing third party does not offer us a license on terms that are acceptable to us.

        In patent offices outside the United States, we may be forced to respond to third party challenges to our patents. For example, our first phage display patent in Europe, European Patent No. 436,597, known as the 597 Patent, was ultimately revoked in 2002 in proceedings in the European Patent Office. We have two divisional patent applications of the 597 Patent pending in the European Patent Office. We will not be able to prevent other parties from using our phage display technology in Europe if the European Patent Office does not grant us another patent. We cannot be assured that we will prevail in the prosecution of either of these patent applications.

        We may need to resort to litigation to enforce any patent issued to us. Third parties may assert that we are employing their proprietary technology without authorization. In addition, third parties may have or obtain patents in the future and claim that the use of our technology infringes these patents.

        George Pieczenik and I.C. Technologies America, Inc. sued us in 1999 for patent infringement of three United States patents. The complaint was initially filed against us in the United States District Court for the Southern District of New York, dismissed for lack of jurisdiction and then refiled in the United States District Court in Massachusetts. On February 25, 2003, the District Court granted summary judgment of non-infringement in our favor with respect to the three asserted patents. On March 5, 2003, the plaintiff filed a Notice of Appeal to the United States Court of Appeals for the Federal Circuit (CAFC). On September 23, 2003 the CAFC affirmed the decision of the United States District Court granting summary judgment that we do not infringe the patents asserted by the plaintiff. The plaintiff has filed a petition for certiorari with the United States Supreme Court for the review of the decision by the CAFC. On March 29, 2004, the Supreme Court denied the petition. On December 21, 2003, the plaintiff asked the Massachusetts District Court to reconsider its decision that we did not infringe plaintiff's patents. The Massachusetts Court denied plaintiff's request on January 7, 2004. On January 19, 2004, plaintiff appealed that decision to the CAFC. That appeal is still pending.

        George Pieczenik also filed a second action in the United States District Court for the Southern District of New York, alleging, among other things, that we (and each of several other defendants) infringe another of his patents, which issued on August 12, 2003. We challenged this lawsuit on several grounds (including jurisdictional and venue grounds) and on October 9, 2003 the District Court dismissed the action as to us. The Court subsequently dismissed the action as to one of our directors and one of our former officers. As a result, Dyax, its directors and officers are no longer parties to this action.

        We have incurred substantial costs as a result of the Pieczenik litigation and we could incur further costs in connection with it or any other litigation or patent proceeding. In addition, our management's efforts would be diverted, regardless of the results of the litigation. An unfavorable result could subject us to significant liabilities to third parties, require us to cease manufacturing or selling the affected products or using the affected processes, require us to license the disputed rights from third parties or result in awards of substantial damages against us. Our business will be harmed if we cannot obtain a license, can obtain a license only on terms we consider to be unacceptable or if we are unable to redesign our products or processes to avoid infringement.

Our revenues and operating results have fluctuated significantly in the past, and we expect this to continue in the future.

        Our revenues and operating results have fluctuated significantly on a quarter to quarter basis. We expect these fluctuations to continue in the future. Fluctuations in revenues and operating results will depend on:

  •
  the timing of our increased research and development expenses;

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  the establishment of new collaborative and licensing arrangements;

  •
  the timing and results of clinical trials;

  •
  the development and marketing programs of current and prospective collaborators; and

  •
  the completion of certain milestones.

        If the revenues we receive are less than the revenues we expect for a given fiscal period, then we may be unable to reduce our expenses quickly enough to compensate for the shortfall. Our revenues in any period are not a reliable indicator of our future performance. In addition, our fluctuating revenues and operating results may fail to meet the expectations of securities analysts or investors. Our failure to meet these expectations may cause the price of our common stock to decline.

If we lose or are unable to hire and retain qualified personnel, then we may not be able to develop our products or processes.

        We are highly dependent on qualified scientific and management personnel, and we face intense competition from other companies and research and academic institutions for qualified personnel. If we lose an executive officer, a manager of one of our principal business units or research programs, or a significant number of any of our staff or are unable to hire and retain qualified personnel, then our ability to develop and commercialize our products and processes may be delayed or prevented.

We use and generate hazardous materials in our business, and any claims relating to the improper handling, storage, release or disposal of these materials could be time-consuming and expensive.

        Our phage display research and development involves the controlled storage, use and disposal of chemicals and solvents, as well as biological materials. We are subject to foreign, federal, state and local laws and regulations governing the use, manufacture and storage and the handling and disposal of materials and waste products. Although we believe that our safety procedures for handling and disposing of these hazardous materials comply with the standards prescribed by laws and regulations, we cannot completely eliminate the risk of contamination or injury from hazardous materials. If an accident occurs, an injured party could seek to hold us liable for any damages that result and any liability could exceed the limits or fall outside the coverage of our insurance. We may not be able to maintain insurance on acceptable terms, or at all. We may incur significant costs to comply with current or future environmental laws and regulations.

We may have significant product liability exposure.

        We face exposure to product liability and other claims if products or processes are alleged to have caused harm. These risks are inherent in the testing, manufacturing and marketing of human therapeutic products. Although we currently maintain product liability insurance, we may not have sufficient insurance coverage, and we may not be able to obtain sufficient coverage at a reasonable cost. Our inability to obtain product liability insurance at an acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of any products that we or our collaborators develop. If we are sued for any injury caused by our products or processes, then our liability could exceed our product liability insurance coverage and our total assets.

Our business is subject to risks associated with international operations and collaborations.

        We receive product development and license fees from international customers. For the six months and quarter ended June 30, 2004, we earned revenue of approximately $8.5 million and $3.7 million, respectively, from non-US based companies. All of our revenue contracts are paid in US dollars. We expect that international product development and license fees will continue to account for a significant percentage of our revenues for the foreseeable future. In addition, we have direct investments in subsidiaries located in the European Union. Our operations could be limited or disrupted, and the value of our direct investments may be diminished, by any of the following:

  •
  fluctuations in currency exchange rates;

  •
  the imposition of governmental controls;

  •
  less favorable intellectual property or other applicable laws;

  •
  the inability to obtain any necessary foreign regulatory approvals of products in a timely manner;

  •
  import and export license requirements;

  •
  political instability;

  •
  terrorist activities; and

  •
  difficulties in staffing and managing international operations.

        A portion of our business is conducted in currencies other than our reporting currency, the U.S. dollar. We recognize foreign currency gains or losses arising from our operations in the period in which we incur those gains or losses. As a result, currency fluctuations among the U.S. dollar and the currencies in which we do business have caused foreign currency transaction gains and losses in the past and will likely do so in the future. Because of the variability of currency exposures and the potential volatility of currency exchange rates, we may suffer significant foreign currency transaction losses in the future due to the effect of exchange rate fluctuations on our future operating results.

We may not succeed in acquiring technology and integrating complementary businesses.

        We may acquire additional technology and complementary businesses in the future. Acquisitions involve many risks, any one of which could materially harm our business, including:

  •
  the diversion of management's attention from core business concerns;

  •
  the failure to exploit effectively acquired technologies or integrate successfully the acquired businesses;

  •
  the loss of key employees from either our current business or any acquired businesses; and

  •
  the assumption of significant liabilities of acquired businesses.

        We may be unable to make any future acquisitions in an effective manner. In addition, the ownership represented by the shares of our common stock held by you will be diluted if we issue equity securities in connection with any acquisition. If we make any significant acquisitions using cash consideration, we may be required to use a substantial portion of our available cash. If we issue debt securities to finance acquisitions, then the debtholders would have rights senior to the holders of shares of our common stock to make claims on our assets and the terms of any debt could restrict our operations, including our ability to pay dividends on our shares of common stock. Acquisition financing may not be available on acceptable terms, or at all. In addition, we may be required to amortize significant amounts of intangible assets in connection with future acquisitions. We might also have to recognize significant amounts of goodwill that will have to be tested periodically for impairment. These amounts could be significant, which could harm our operating results.

Our common stock may continue to have a volatile public trading price and low trading volume.

        The market price of our common stock has been highly volatile. Since our initial public offering in August 2000 through August 2004, the price of our common stock on the Nasdaq National Market has ranged between $54.12 and $1.05. The market has experienced significant price and volume fluctuations for reasons unrelated to our operating performance.

        Many factors may have a negative effect on the market price of our common stock, including:

  •
  public announcements by us, our competitors or others;

  •
  developments concerning proprietary rights, including patents and litigation matters;

  •
  publicity regarding actual or potential results with respect to products or compounds we or our collaborators are developing;

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  regulatory developments in both the United States and abroad;

  •
  public concern about the safety or efficacy of new technologies;

  •
  general market conditions and comments by securities analysts; and

  •
  quarterly fluctuations in our revenues and financial results.

Anti-takeover provisions in our governing documents and under Delaware law and our shareholder rights plan may make an acquisition of us more difficult.

        We are incorporated in Delaware. We are subject to various legal and contractual provisions that may make a change in control of us more difficult. Our board of directors has the flexibility to adopt additional anti-takeover measures.

        Our charter authorizes our board of directors to issue up to 1,000,000 shares of preferred stock and to determine the terms of those shares of stock without any further action by our stockholders. If the board of directors exercises this power to issue preferred stock, it could be more difficult for a third party to acquire a majority of our outstanding voting stock. Our charter also provides staggered terms for the members of our board of directors. This may prevent stockholders from replacing the entire board in a single proxy contest, making it more difficult for a third party to acquire control of us without the consent of our board of directors. Our equity incentive plans generally permit our board of directors to provide for acceleration of vesting of options granted under these plans in the event of certain transactions that result in a change of control. If our board of directors used its authority to accelerate vesting of options, then this action could make an acquisition more costly, and it could prevent an acquisition from going forward. Our shareholder rights plan could result in the significant dilution of the proportionate ownership of any person that engages in an unsolicited attempt to take over our company and, accordingly, could discourage potential acquirers.

        Section 203 of the Delaware General Corporation Law prohibits a corporation from engaging in a business combination with any holder of 15% or more of its capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction. Our board of directors could use this provision to prevent changes in management.

        The provisions described above, as well as other provisions in our charter and bylaws and under the Delaware General Corporation Law, may make it more difficult for a third party to acquire our company, even if the acquisition attempt was at a premium over the market value of our common stock at that time.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any prospectus supplement, and the documents we incorporate by reference may contain forward-looking statements. Generally, the forward-looking statements use words like "anticipate," "believe," "could," "estimate," "expect," "future," "intend," "may," "opportunity," "plan," "potential," "project," "will" and similar terms. Without limiting the foregoing, these forward-looking statements include statements about:

  •
  expected future revenues, operations and expenditures;

  •
  research and development programs;

  •
  results of clinical trials and projected timetables for the preclinical and clinical development of, regulatory submissions and approvals for, and market introduction of, our product candidates;

  •
  income tax benefits;

  •
  projected cash needs;

  •
  assessments of competitors and potential competitors;

  •
  credit facilities; and

  •
  collaborations.

        Forward-looking statements involve risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward-looking statements in this prospectus or the documents we incorporate by reference. Many factors could cause or contribute to these differences, including the factors referred to above under the caption "Risk Factors." The forward-looking events discussed in this prospectus or any documents we incorporate by reference might not occur. Accordingly, you should not place undue reliance on our forward-looking statements.

        You should carefully read this entire prospectus and any prospectus supplements, particularly the section entitled "Risk Factors," before you make an investment decision.

USE OF PROCEEDS

        Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include:

  •
  working capital;

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  capital expenditures;

  •
  research and development expenditures;

  •
  clinical trial expenditures;

  •
  acquisitions of new technologies and investments; and

  •
  the repayment, refinancing, redemption or repurchase of future indebtedness or capital stock.

        Additional information on the use of net proceeds from the sale of common stock offered by this prospectus may be set forth in the prospectus supplement relating to that offering.

PLAN OF DISTRIBUTION

        We may sell the securities being offered by us in this prospectus:

  (1)
  directly to purchasers;

  (2)
  through agents;

  (3)
  through dealers;

  (4)
  through underwriters; or

  (5)
  through a combination of any of these methods of sale.

        We and our agents and underwriters may sell the securities being offered by us in this prospectus from time to time in one or more transactions:

  (1)
  at a fixed price or prices, which may be changed;

  (2)
  at market prices prevailing at the time of sale;

  (3)
  at prices related to the prevailing market prices; or

  (4)
  at negotiated prices.

        We may solicit directly offers to purchase securities. We may also designate agents from time to time to solicit offers to purchase securities. Any agent, who may be deemed to be an "underwriter" as that term is defined in the Securities Act of 1933, may then resell the securities to the public at varying prices to be determined by that agent at the time of resale.

        If we use underwriters to sell securities, we will enter into an underwriting agreement with them at the time of the sale to them. The names of the underwriters will be set forth in the prospectus supplement that will be used by them together with this prospectus to make resales of the securities to the public. In connection with the sale of the securities offered, these underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions. Underwriters may also receive commissions from purchasers of the securities.

        Underwriters may also use dealers to sell securities. If this happens, these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

        Any underwriting compensation paid by us to underwriters in connection with the offering of the securities offered in this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

        Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that they may be required to make in respect of these liabilities. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

        If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers, or other persons to solicit offers by certain institutions to purchase the securities offered by us under this prospectus pursuant to contracts providing for payment and delivery on a future date or dates. The obligations of any purchaser under any these contracts will be subject only to those conditions described in the applicable prospectus supplement, and the prospectus supplement will set forth the price to be paid for securities pursuant to these contracts and the commissions payable for solicitation of these contracts.

        Any underwriter may engage in over-allotment, stabilizing and syndicate short covering transactions and penalty bids in accordance with Regulation M of the Securities Exchange Act of 1934. If we offer securities in an "at the market" offering, stabilizing transactions will not be permitted. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

        Our common stock is listed on the Nasdaq National Market. Any shares of our common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq National Market, subject (if applicable) to official notice of issuance. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but these underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We may elect to list any of the securities we may offer from time to time for trading on an exchange or on the Nasdaq National Market, but we are not obligated to do so.

        The anticipated date of delivery of the securities offered hereby will be set forth in the applicable prospectus supplement relating to each offering.

LEGAL MATTERS

        Palmer & Dodge LLP, Boston, Massachusetts, our legal counsel, will give us an opinion on the validity of the securities offered by this prospectus and any accompanying prospectus supplement. Nathaniel S. Gardiner, a partner of Palmer & Dodge LLP, is our corporate secretary.

EXPERTS

        The consolidated financial statements and financial statement schedule incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly, and special reports and proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available on the SEC's website at http://www.sec.gov. Copies of certain information filed by us with the Commission are also available on our web site at http://www.dyax.com. Our website is not part of this prospectus.

        The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the securities covered by this prospectus; provided, however, that we are not incorporating any information furnished under Item 7.01 (formerly Item 9) or Item 2.02 (formerly Item 12) of any Current Report on Form 8-K:

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  our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 11, 2004;

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  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, filed with the SEC on May 6, 2004 and June 30, 2004, filed with the SEC on August 4, 2004;

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  our Current Reports on Form 8-K filed with the SEC on May 25, 2004, June 4, 2004, and June 14, 2004;

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  the description of our common stock contained in our Registration Statement on Form 8-A, filed on August 2, 2000, including any amendment or reports filed for the purpose of updating such description; and

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  the description of our preferred stock purchase rights in our registration statement on Form 8-A, filed with the SEC on June 27, 2001.

        You may request a copy of these filings, at no cost, by telephoning our Investor Relations department at (617) 225-2500 or writing us at:

Investor Relations
Dyax Corp.
300 Technology Square
Cambridge, Massachusetts 02139